SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 23, 2003

United Retail Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	00019774	51-0303670
(State or other jurisdiciton of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

365 West Passaic Street, Rochelle Park, NJ	07662
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: (201) 845-0880

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

  On January 7, 2004, United Retail Group, Inc. (the "Company") issued a press release, which is furnished as Exhibit 99 to this report, for publication on January 8, 2004. The percentage changes in comparable store sales mentioned in the press release refer to those stores that were open for at least 12 months. Comparable stores sales may be considered a non-GAAP measure of sales performance but are commonly used by specialty retail industry analysts and investors.
  On December 23, 2003, the Company entered into an Amendment Agreement, which is filed as Exhibit 10 to this report, to its Financing Agreement with The CIT Group/Business Credit, Inc. ("CIT"). The principal changes resulting from the Amendment Agreement were as follows:
  the Company’s revolving line of credit was increased from $40 million to $50 million of borrowings and letters of credit in the aggregate, subject to the size of the borrowing base the asset advance rates for the borrowing base were increased and expanded to include a percentage of eligible receivables from credit card companies the variable interest rate per annum on borrowings, if any, was indexed to the amount of Average Excess Availability (as defined in the Amendment Agreement) in a given month and ranges either from the prime rate to 0.75% over the prime rate or from 1.75% over the LIBOR rate to 2.50% over the LIBOR rate, at the Company’s option the term of the Amended Financing Agreement was extended to August 15, 2008

The above summary of the Amendment Agreement with CIT is qualified by reference to the text of the Amendment Agreement, which is filed as Exhibit 10 to this report.

The provisions of the CIT Financing Agreement not affected by the Amendment Agreement that remain in force are summarized in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Quarterly Report on Form 10-Q for the period ended November 1, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED RETAIL GROUP, INC.
By: /s/George R. Remeta George R. Remeta Vice Chairman and Chief Administrative Officer

Date: January 7, 2004

EXHIBIT INDEX

Exhibit No.	Description

10	Amendment, dated December 23, 2003, to Financing Agreement between United Retail Group, Inc. (the "Company") and certain of its subsidiaries and The CIT Group/Business Credit, Inc. (filed)

99	Press Release, dated January 8, 2004, of the Company (furnished)